Exhibit 99.1

CONTACT:

Jill Smith Director, Corporate Communications 240.449.1250 jsmith@panacos.com	Peyton Marshall Executive Vice President & CFO 617.926.1551 pmarshall@panacos.com

Panacos Reports Fourth Quarter and Full Year Results for 2005

Company Updates Progress Toward Initiating PA-457 Phase 2b Clinical Trial

Watertown, MA (February 14, 2006) – Panacos Pharmaceuticals, Inc. (Nasdaq: PANC), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced its financial results for the quarter and year ended December 31, 2005.

Financial Highlights

For the fourth quarter of 2005, Panacos reported a net loss of $8.3 million or $0.17 per share versus a net loss of $4.5 million which resulted in a $3.49 net loss per share for the fourth quarter of 2004. Revenue from research funding in the fourth quarter of 2005 declined $0.3 million to $0.2 million, versus $0.5 million for the fourth quarter of 2004 as a result of lower NIH grant funding in 2005 and completion of work performed under other NIH grants in the second quarter of 2005.

Research and development expenses in the fourth quarter of 2005 increased to $7.0 million from $4.4 million in the fourth quarter of 2004, primarily as a result of a non-cash stock compensation charge of $2.4 million associated with the resignation of the Company’s Chief Science Officer announced in November 2005. General and administrative expenses in the fourth quarter of 2005 increased to $2.2 million from $0.6 million in the fourth quarter of 2004, primarily as a result of adding the public company infrastructure of V.I. Technologies, Inc. as a result of the merger in March 2005.

Unrestricted cash and cash equivalents were $87.1 million at December 31, 2005. As of December 31, 2005 the Company had approximately 49.9 million common shares outstanding.

Business Highlights

The Company recently:

•	Completed a drug interaction trial, studying the possible effects of co-administration of PA-457 with the approved HIV drug atazanavir. The study met its primary endpoint, showing that PA-457 had no detectable effect on atazanavir-induced hyperbilirubinemia. In addition, consistent with PA-457 preclinical data predicting minimal potential for drug interactions, results also indicated that neither drug affected plasma levels of the other.

•	Completed dosing in most subjects in a drug interaction trial studying the possible effects of co-administration of PA-457 with the approved HIV drug ritonavir. In a preliminary analysis, the most commonly used dose of ritonavir, 100mg twice daily, had minor effects on plasma concentrations of PA-457. These effects are small compared with the known effects of ritonavir on numerous other HIV drugs. Interaction studies of PA-457 with 200mg, twice daily ritonavir, a less commonly used dose, are ongoing.

•	Completed a clinical study of the bioavailability of a tablet formulation of PA-457. Data indicated that PA-457 was readily bioavailable in the tablet formulation and should be suitable for the Phase 2b study of PA-457.

•	Completed two chronic animal toxicology studies of PA-457, studies in which PA-457 was given daily for six months to rats and daily for nine months to marmosets. Results will be submitted to FDA in support of extended dosing of PA-457 in future clinical trials. The company believes that no findings in these studies would impede the commencement of the Phase 2b study of PA-457.

•

Continued an ongoing dialog with FDA concerning the design of the Phase 2b study of PA-457, designed to determine the appropriate dose(s) of PA-457 to use in combination with existing classes of antiretroviral drugs in pivotal clinical trials. To date, FDA has concurred with the study of doses higher than 200mg in a dose escalation fashion in treatment-experienced patients failing prior therapy, without additional animal toxicology studies. Other design features of the study are being reviewed and finalized.

•	Announced the appointment of John D. Richards, D.Phil. as Vice President, Manufacturing Operations, adding to the management team a highly seasoned executive with extensive experience in clinical trial and commercial drug manufacture and quality management. Dr. Richards was most recently head of manufacturing and quality for The Medicines Company, where he oversaw manufacture of Angiomax® for clinical trials, regulatory approval and commercial launch in the US and internationally.

•	Completed a common stock offering of 8.25 million common shares with approximately $81.0 million in net proceeds, which should provide Panacos with financial resources adequate to fund operations into 2008.

“We continue to make progress toward our goal of starting our Phase 2b trial of PA-457 in the first half of this year,” said Dr. Samuel Ackerman, President and CEO of Panacos. “We believe that we have now successfully completed most of the studies required prior to initiation of the Phase 2b trial and we continue to interact with FDA to finalize the design of the study.”

Panacos will hold a conference call today to discuss the fourth quarter results at 4:30 PM (EST). The conference call may be accessed via the webcast at www.panacos.com or by dialing 800-561-2601 (domestic) or 617-614-3518 (international), using passcode 27590120. A replay of the conference call will be available from 6:30 p.m. February 14, 2006 until Thursday, March 16, 2006, and may be accessed at www.panacos.com or by dialing 888-286-8010 (domestic) or 617-801-6888 (international), using passcode 17704662.

The merger between V.I. Technologies, Inc. and the former Panacos Pharmaceuticals, Inc. closed in March, 2005. Although V.I. Technologies was the surviving company in the merger, for accounting purposes the transaction is considered a “reverse merger” under which the former Panacos is considered the acquirer of V.I. Technologies, Inc. Accordingly, 2004 results and share counts used for comparison with 2005 reflect historical information of the former Panacos.

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Panacos’ lead candidate, PA-457, is the first in a new class of oral HIV therapeutics under development called maturation inhibitors, discovered by Panacos scientists and their academic collaborators. By targeting a novel step in the virus life cycle, maturation inhibitors are designed to have potent activity against a broad range of HIV, including strains that are resistant to existing classes of drugs. Drug resistance is the most pressing problem in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies focus on novel targets in the virus life cycle, including virus maturation and virus fusion.

Except for the historical information contained herein, statements made herein, including those relating to the timing of commencement of the Phase 2b study of PA-457, the adequacy of financial resources to fund operations into 2008, and the progress in PA-457’s clinical development are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

(Financial Tables Follow)

PANACOS PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except for per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Revenues:
Research funding	$167	$503	$1,049	$1,337
Operating expenses:
Research and development costs	7,039	4,418	19,798	11,148
General and administrative expenses	2,165	594	8,045	2,158
In-process research and development	—	—	19,417	—
Impairment charges	—	—	13,773	—

Total operating expenses	9,204	5,012	61,033	13,306

Loss from operations	(9,037)	(4,509)	(59,984)	(11,969)
Interest income (expense), net	704	17	912	(69)
Other income (expense), net	(2)	—	(6)	—

Net loss	(8,335)	(4,492)	(59,078)	(12,038)
Accretion of preferred stock dividends	—	575	—	1,925

Net loss available to common stockholders	$(8,335)	$(5,067)	$(59,078)	$(13,963)

Basic and diluted net loss per share	$(0.17)	$(3.49)	$(1.72)	$(14.51)
Weighted average shares used in calculation of basic and diluted net loss per share	48,433	1,453	34,423	962

PRO FORMA
Net loss	$(8,335)	$(4,492)	$(59,078)	$(12,038)

Pro forma basic and diluted net loss per share	$(0.17)	$(0.20)	$(1.54)	$(0.63)
Pro forma weighted average shares used in calculation of basic and diluted net loss per share	48,433	22,745	38,448	19,004

NOTE:

PRO FORMA calculation eliminates accretion of preferred stock dividends and assumes conversion of preferred stock to common stock on the dates the preferred stock was issued

PANACOS PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2005	December 31, 2004
Cash and cash equivalents	$87,138	$4,879
Other current assets	1,474	342
Restricted cash, long-term	546	125
Property and equipment, net	2,353	310
Other assets	60	675

Total assets	$91,571	$6,331

Accounts payable and accrued expenses	$5,607	$2,613
Term debt obligations, current	213	129
Deferred rent, long-term	150	81
Term debt obligations, long-term	—	35
Redeemable preferred stock	—	29,919
Stockholders' equity (deficit)	85,601	(26,446)

Total liabilities, redeemable preferred stock and stockholders' equity (deficit)	$91,571	$6,331